TABLE OF CONTENTS

Table of Contents

September 2007	Pricing Sheet dated September 14, 2007 relating to

Terms Supplement No. 18 dated August 29, 2007 to
Registration Statement No. 333-140456
Filed pursuant to Rule 433

EKSPORTFINANS ASA

$10,130,000  9.50% Reverse Convertible Notes linked to The Williams Companies, Inc., due March 19, 2008
$1,780,000  10.50% Reverse Convertible Notes linked to The Charles Schwab Corporation, due March 19, 2008
$11,825,000  11.00% Reverse Convertible Notes linked to Merrill Lynch & Co., Inc., due March 19, 2008

PRICING TERMS FOR ALL REVERSE CONVERTIBLE NOTES — SEPTEMBER 14, 2007

Issuer:	Eksportfinans ASA

Issuer Rating:	Aaa (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)

Specified Currency:	U.S. dollars

Issue Price:	$1,000 per Reverse Convertible Note

Trade Date:	September 14, 2007

Original Issue Date:	September 19, 2007

Determination Date:	March 14, 2008

Maturity Date:	March 19, 2008

Redemption Amount:
• if the closing price of the applicable Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of that Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the applicable Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of that Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of that Reference Share on the Determination Date is less than the Initial Reference Level of that Reference Share.

Final Reference Level:	The closing price of the applicable Reference Share quoted by the Relevant Exchange on the Determination Date.

Share Redemption Amount:	The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.

Interest Payment Dates:	October 19, 2007, November 19, 2007, December 19, 2007, January 19, 2008, February 19, 2008 and March 19, 2008.

Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.

SPECIFIC TERMS FOR EACH REVERSE CONVERTIBLE NOTE

	Initial			Share
	Reference			Redemption		Aggregate
Reference Shares	Level	Interest Rate	Knock-In Level	Amount	CUSIP	Face Amount

The Williams Companies, Inc. (“WMB”)	$32.88	9.5%	$26.304 (80% of Initial Reference Level)	30.4136	28264QJN5	$10,130,000

The Charles Schwab Corporation (“SCHW”)	$19.95	10.5%	$15.96 (80% of Initial Reference Level)	50.1253	28264QJP0	$1,780,000

Merrill Lynch & Co. (“MER”)	$74.65	11%	$59.72 (80% of Initial Reference Level)	13.3958	28264QJQ8	$11,825,000

Agent:	Morgan Stanley & Co. Incorporated

Agent acting in the capacity as:	Principal

	WMB	Total	SCHW	Total	MER	Total

Price to public	$1,000	$10,130,000	$1,000	$1,780,000	$1,000	$11,825,000
Fees and commissions	$15	$151,950	$15	$26,700	$15	$177,375
Proceeds to us	$985	$9,978,050	$985	$1,753,300	$985	$11,647,625

MORGAN STANLEY

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Terms Supplement No. 18 dated August 29, 2007:
 http://www.sec.gov/Archives/edgar/data/700978/000095012307012103/u53488fwp.htm
Prospectus Supplement and Prospectus dated February 5, 2007:
 http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm
Product Supplement No. 1 dated April 12, 2007:
 http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.